Execution Copy

                                Pricing Agreement


Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
Morgan Stanley & Co. Incorporated
    As Representatives of the several
      Underwriters named in Schedule I hereto, c/o Merrill Lynch, Pierce, Fenner & Smith
    Incorporated
World Financial Center - North Tower
250 Vesey Street
New York, New York 10281

                                                               November 13, 2002

Ladies and Gentlemen:

     XL Capital Ltd, a Cayman Islands exempted limited company (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated November 13, 2002 (the "Underwriting Agreement"), between the Company on the one hand and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Shares specified in Schedule II hereto (the "Designated Shares") consisting of Firm Shares and any Optional Shares the Underwriters may elect to purchase. Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Shares pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth in Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in

Schedule II hereto, the number of Firm Shares set forth opposite the name of such Underwriter in Schedule I hereto, and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares, as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company at the purchase price to the Underwriters set forth in
Schedule II hereto that portion of the number of Optional Shares as to which such election shall have been exercised.

     The Company hereby grants to each of the Underwriters the right to purchase at their election up to the number of Optional Shares set forth opposite the name of such Underwriter in Schedule I hereto on the terms referred to in the paragraph above for the sole purpose of covering over-allotments in the sale of the Firm Shares. Any such election to purchase Optional Shares may be exercised by written notice from the Representatives to the Company given within a period of 20 calendar days after the date of this Pricing Agreement, setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by the Representatives, but in no event earlier than the First Time of Delivery or, unless the Representatives and the Company otherwise agree in writing, no earlier than two or later than ten business days after the date of such notice.

     If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and one for each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.


                                      Very truly yours,

                                      XL Capital Ltd

                                      By: /s/ Jerry de St. Paer
                                          -------------------------------------
                                            Name:   Jerry de St. Paer
                                            Title:  Executive Vice President &
                                                      Chief Financial Officer

Accepted as of the date hereof:

Merrill Lynch, Pierce, Fenner & Smith
   Incorporated
Morgan Stanley & Co. Incorporated

By:  Merrill Lynch, Pierce, Fenner & Smith
         Incorporated


By:  /s/ Kerry Cannella
     -----------------------------
       Name:   Kerry Cannella
       Title:  Vice President



For themselves and the other several
Underwriters named in Schedule I to
the foregoing Agreement.

                                   SCHEDULE I



                                  Underwriter                                     Number of Firm   Maximum Number
                                                                                   Shares to be      of Optional
                                                                                     Purchased      Shares Which
                                                                                                       May be
                                                                                                      Purchased

Merrill Lynch, Pierce, Fenner & Smith                                                   1,150,000          172,500
            Incorporated
Morgan Stanley & Co. Incorporated                                                       1,150,000          172,500
A.G. Edwards & Sons, Inc.                                                               1,140,000          171,000
Goldman, Sachs & Co.                                                                    1,140,000          171,000
Salomon Smith Barney Inc.                                                               1,140,000          171,000
UBS Warburg LLC                                                                         1,140,000          171,000
Wachovia Securities, Inc.                                                               1,140,000          171,000
Banc of America Securities LLC                                                            200,000           30,000
Bear, Stearns & Co. Inc.                                                                  200,000           30,000
Credit Suisse First Boston Corporation                                                    200,000           30,000
Deutsche Bank Securities Inc.                                                             200,000           30,000
Lehman Brothers Inc.                                                                      200,000           30,000
H&R Block Financial Advisors, Inc.                                                         50,000            7,500
HSBC Securities (USA) Inc.                                                                 50,000            7,500
J.P. Morgan Securities Inc.                                                                50,000            7,500
Legg Mason Wood Walker, Incorporated                                                       50,000            7,500
McDonald Investments Inc., a KeyCorp Company                                               50,000            7,500
Quick & Reilly, Inc.                                                                       50,000            7,500
RBC Dain Rauscher Inc.                                                                     50,000            7,500
Raymond James & Associates, Inc.                                                           50,000            7,500
Charles Schwab & Co., Inc.                                                                 50,000            7,500
TD Waterhouse Investor Services, Inc.                                                      50,000            7,500
U.S. Bancorp Piper Jaffray Inc.                                                            50,000            7,500
Wells Fargo Investment Services, LLC.                                                      50,000            7,500
ABN AMRO Incorporated                                                                      25,000            3,750
Advest, Inc.                                                                               25,000            3,750
BB&T Capital Markets, A division of Scott and Stringfellow, Inc.                           25,000            3,750
BNY Capital Markets, Inc.                                                                  25,000            3,750
Robert W. Baird & Co. Incorporated                                                         25,000            3,750
Crowell, Weedon & Co.                                                                      25,000            3,750
D.A. Davidson & Co.                                                                        25,000            3,750
Fahnestock & Co. Inc.                                                                      25,000            3,750
Fifth Third Securities, Inc.                                                               25,000            3,750
J.J.B. Hilliard, W.L. Lyons, Inc.                                                          25,000            3,750
Janney Montgomery Scott LLC                                                                25,000            3,750



Mesirow Financial, Inc.                                                                    25,000            3,750
Morgan Keegan & Company, Inc.                                                              25,000            3,750
NatCity Investments, Inc.                                                                  25,000            3,750
SWS Securities, Inc.                                                                       25,000            3,750
Stifel, Nicolaus & Company, Incorporated                                                   25,000            3,750

        Total...........................................................               10,000,000        1,500,000
                                                                                       ==========        =========

                                   SCHEDULE II


Title of Designated Shares:


     7 5/8% Series B Preference Ordinary Shares



Number of Designated Shares:

     Number of Firm Shares: 10,000,000

     Maximum Number of Optional Shares: 1,500,000



Initial Offering Price to Public:

     $25.00 per Share, plus accrued dividends, if any, from November 18, 2002.



Purchase Price by Underwriters:

     $24.2125 per Share, plus accrued dividends, if any, from November 18, 2002.



Commission Payable to Underwriters:

     3.15% per Share



Date from which Dividends will Accumulate:

     November 18, 2002



Form of Designated Shares:

     Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian, to be made available for checking by the Representatives at least 24 hours prior to the Time of Delivery.



Specified Funds for Payment of Purchase Price:

     Federal (same day) funds.



Describe any lock-up provisions with respect to the Designated Shares:

                  During the period beginning from the date hereof and continuing until the date 30 days after the date of this Pricing Agreement, the Company will not offer, sell, contract to sell, issue or otherwise dispose of, except as provided hereunder with regard to the Firm Shares and the Optional Shares, if any, any Shares of the Company or any retail preference ordinary shares of the Company or any securities that are convertible into or exchangeable for, or that represent the right to receive, Shares, any such retail preference ordinary shares or any such convertible or exchangeable securities, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, on behalf of the Underwriters. For the purposes of the foregoing, the term "retail preference ordinary shares" shall not include preference ordinary shares sold as part of a unit with stock purchase contracts or similar securities pursuant to which the holders thereof are obligated to purchase ordinary shares of the Company.



Time of Delivery:

          10:00 A.M. (New York City time), November 18, 2002.



Time of Delivery Location:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York  10017

Names and Addresses of Representatives:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated
         World Financial Center - North Tower
         250 Vesey Street
         New York, New York 10281
         Attn:  Financial Institutions Group, 7th Fl.
         Facsimile No. 212-449-1987

         Morgan Stanley & Co. Incorporated
         1585 Broadway - 2nd Floor
         New York, New York 10036
         Attention: Steve Anderson
         Facsimile No. 212-761-0781


Liquidation Preference:

         $25 per share

Redemption Provisions:

          The Designated Shares are not redeemable prior to November 18, 2007, except as described below. On and after November 18, 2007, the Company, at its option, upon not less than 30 nor more than 60 days prior written notice, may redeem the Designated Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25 per share, plus accrued and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends. At any time prior to November 18, 2007, if the Company shall have:

          o submitted to the holders of its ordinary shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, deregistration or any other similar transaction involving the Company that requires, or

          o submitted any proposal for any other matter that, as a result of any change in Cayman Islands law after the date of this Pricing Agreement (whether by enactment or official interpretation) requires, in each case, a vote of the holders of the Designated Shares at the time outstanding voting separately as a single class (alone or with one or more class or series of preference ordinary shares), then the Company will have the option upon not less than 30 nor more than 60 days' prior written notice to redeem all of the outstanding Designated Shares for cash at a redemption price of $26 per share, plus accrued and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends.

          In addition, the Company shall have the option to redeem for cash the Designated Shares at any time, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice, at a redemption price of $25 per share, plus accrued and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends, if there is a "change in tax law" that would require the Company or any successor company to pay additional amounts with respect to the Designated Shares on the next succeeding dividend payment date, and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to the Company or any successor company. For the purposes of this provision, a "change in tax law" shall be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, or (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after November 13, 2002. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) the Cayman Islands or any political subdivision or governmental authority of or in the Cayman Islands with the power to tax, (b) any jurisdiction from or through which the Company or its paying agent is making payments on the Designated Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax, or (c) any other jurisdiction in which the Company or its successor company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax, as more fully described under the caption "Description of the Series B Preference Shares - Tax Redemption" in the Prospectus Supplement, dated November 13, 2002, with respect to the Designated Shares.


          Furthermore, the Company shall have the option to redeem for cash the Designated Shares at any time, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice, at a redemption price of $25 per share, plus accrued and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends, if the entity formed by a consolidation, merger or amalgamation involving the Company or the entity to which the Company conveys, transfers or leases substantially all of its properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Designated Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease and the payment of those amounts cannot be avoided by the use of any reasonable measures available to the Company or such successor, as more fully described under the caption "Description of the Series B Preference Shares
     - Tax Redemption" in the Prospectus Supplement, dated November 13, 2002, with respect to the Designated Shares (the "Prospectus Supplement").



Dividend Rate:

     7.625% of the liquidation preference per annum (equal to $1.90625 per share)



Dividend Payment Dates:

     March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2002

Conversion Provisions:

     None

Other Terms:

          Generally, the Shares have no voting rights. Whenever dividends payable on the Shares are in arrears (whether or not such dividends have been earned or declared) in an aggregate amount equivalent to dividends for six full dividend periods (whether or not consecutive), the holders of Shares, voting as a single class with all other series of the preference ordinary shares that are also in arrears and have such a right, will have the right to elect two persons who will then be appointed as additional directors to the Company's Board of Directors. Whenever all arrearages in dividends on the Shares have been paid in full, then the right of holders of the Shares to be represented by directors will cease (but subject always to the same provision for the vesting of such rights in the case of any future arrearages in an amount equivalent to dividends for six full dividend periods). Without the sanction of a special resolution passed by the holders of the Shares, the Company may not take any action which would vary the rights attached to the Shares unless the Shares have been previously redeemed or called for redemption.

          Payments on the Shares shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in the second paragraph under "Redemption Provisions", unless the deduction or withholding of such taxes, assessments or other governmental charges is required by law, regulations or rulings or the application or official interpretation of such law, regulations or rulings. In that event, the Company shall pay or cause to be paid additional amounts to the registered holders of the Shares as additional dividends to make up for any deduction or withholding for any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in the second paragraph under "Redemption Provisions" in respect of any amounts that the Company or a successor company must pay with respect to the Shares, so that the net amounts paid to the holders of the Shares, after that deduction or withholding, shall equal the respective amounts that would have been receivable by such holders had no such withholding or deduction been required. However, the Company shall not be obligated to pay additional amounts to any holder in limited circumstances, as more fully described under the caption "Description of the Series B Preference Shares - Additional Amounts" in the Prospectus Supplement.